UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2018 (December 13, 2018)

New Senior Investment Group Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36499	80-0912734
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, 45th Floor New York, New York		10105
(Address of principal executive offices)		(Zip code)

212-479-3140

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 13, 2018, New Senior Investment Group Inc. (the “Company”), as borrower, prepaid certain financings (as described in more detail below) with cash on hand and the proceeds from a new revolving credit facility entered into on such date with KeyBank National Association, in its capacity as agent (the “Agent”), in the amount of $125 million (the “Loan”). The Loan may be increased up to a maximum aggregate amount of $300 million, of which (i) a portion in an amount of 10% of the Loan may be used for the issuance of letters of credit to the Company, and (ii) a portion in an amount of 10% of the Loan may be drawn by the Company in the form of swing loans. The Loan is evidenced by certain agreements (the “Loan Documents”), including, that certain Credit Agreement, dated as of December 13, 2018, by and among the Company, as borrower, Agent, the lenders that are parties therein, and KeyBanc Capital Markets Inc., as lead arranger (the “Credit Agreement”). The Loan is secured by 8 private pay senior housing facilities owned by the Company (the “Borrowing Base Properties”) and the pledge of the equity interests of certain wholly owned subsidiaries of the Company that directly or indirectly own such Borrowing Base Properties (the “Subsidiary Guarantors”).

The Loan bears interest at a rate per annum equal to, at the Company’s option, (i) the sum of LIBOR plus 2.50% or (ii) the greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent as its “prime rate”, (b) 0.5% above the effective federal funds rate and (c) the sum of LIBOR for a one-month interest period plus 1.0% (the “Base Rate”). The Loan is subject to a 1.25% origination fee and unused fees payable to Agent for unused amounts of the Loan under certain circumstances. The Loan may be prepaid in whole or in part without any exit fees payable to the Agent.

The Loan Documents contain affirmative and negative covenants that are customary for credit facilities of this type, including, but not limited to, restrictions and limitations on the incurrence of debt and liens, disposition of assets, capital expenditures, distributions and other payments in respect of equity interests, the making of loans and equity investments, mergers, consolidations, liquidations and dissolutions and transactions with affiliates (in each case, subject to various exceptions).

In addition, the Loan Documents contain customary financial covenants and restrictions for credit facilities of this type, including, among others, requirements to maintain (i) a minimum consolidated tangible net worth in an amount not less than the sum of $539 million plus 80% of the cash proceeds received from certain equity offerings of, and/or capital contributions to, the Company or any of its subsidiaries and (ii) a minimum four quarters’ consolidated fixed charge coverage ratio of not less than 1.20 to 1.00 prior to the initial maturity date of the Loan and, to the extent the Company chooses to extend the maturity date of the Loan, not less than 1.25 to 1.00 during such extension period.

The Loan Documents also contain events of default that are customary for credit facilities of this type, including, among others, nonpayment of principal, interest, fees and other amounts when due, failure to perform any term, agreement or covenant under the Loan Documents (subject to certain exceptions), failure of any representation or warranty to be true in any material respect when made or deemed made, cross default with other material indebtedness, certain bankruptcy events, material judgments, the actual or asserted disavowal, cancellation, termination, revocation or rescission of the Loan Documents and the occurrence of a change of control.

Pursuant to the Loan Documents, the Subsidiary Guarantors guaranteed certain of the Company’s obligations, including full repayment of the Loan.

On December 13, 2018, the Company used the funds from the financing to prepay all amounts due and owing under (i) the loan facility entered into on October 1, 2015 by and between wholly owned subsidiaries of the Company, as borrowers, and Synovus Bank, as lender and (ii) the loan facility entered into on July 18, 2012 (and any upsizes thereafter) by and between wholly owned subsidiaries of the Company, as borrowers, and Oak Grove Commercial Mortgage, LLC, as lender, each of which were secured by the Borrowing Base Properties. The Company incurred prepayment fees of approximately $1 million.

The foregoing description of the Loan and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 13, 2018, by and among the Company, as borrower, Agent, the lenders that are parties therein, and KeyBanc Capital Markets Inc., as lead arranger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW SENIOR INVESTMENT GROUP INC.

Date: December 19, 2018	By:	/s/ Ivy Hernandez
Ivy Hernandez
Secretary